Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Occidental Petroleum Corporation
Occidental Petroleum Corporation Savings Plan:

We consent to the incorporation by reference in the Registration Statement (333-207413) on Form S-8 of Occidental Petroleum Corporation of our report dated June 26, 2015, with respect to the statement of net assets available for benefits of Occidental Petroleum Corporation Savings Plan, as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2015 Annual Report on Form 11-K of Occidental Petroleum Corporation Savings Plan.

/s/ KPMG LLP
Houston, Texas
June 28, 2016